                                                                    Exhibit 12.2


                                 USX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      TOTAL ENTERPRISE BASIS - (Unaudited)
                -------------------------------------------------
                              (Dollars in Millions)
                                Six Months
                                  Ended           Year Ended December 31
                                 June 30     --------------------------------
                                1995   1994   1994   1993    1992   1991   1990
                                ----  -----   ----   ----    ----   ----   ----
Portion of rentals
  representing interest          $40    $40    $85    $84     $87    $91    $88
Capitalized interest               8     43     58    105      78     63     50
Other interest and fixed
  charges                        245    218    464    372     408    474    554
                                ----   ----  -----   ----    ----   ----   ----
Total fixed charges (A)         $293   $301   $607   $561    $573   $628   $692
                                ====   ====   ====   ====    ====   ====   ====
Earnings-pretax income (loss)
  with applicable
  adjustments (B)               $856   $555 $1,263   $280    $376   $(53)$1,935
                                ====   ====  =====   ====    ====   ====  =====
Ratio of (B) to (A)             2.92   1.84   2.08    (a)     (a)    (a)   2.80
                                ====   ====   ====   ====    ====   ====   ====

  (a) Earnings did not cover fixed charges by $281 million for 1993, by $197 million for 1992 and by $681 million for 1991.